Exhibit 99.1

Mawson Infrastructure Group Inc USA • 201 Clark Street, Sharon, PA 16146, USA AUS • Level 5, 97 Pacific Highway, North Sydney, NSW 2060, Australia

Mawson Infrastructure Group Reports Q1 2023 Financial Results

Selected Unaudited Financial Highlights for Q1 FY 2023

Total Revenue of $7.67 Million

Group Gross profit of $2.99 Million

Record Hosting revenue of $4.32 Million

Energy Markets Revenue of $0.44 Million

121 Self-mined Bitcoin

Sharon, PA — May 15, 2023 — Mawson Infrastructure Group Inc. (NASDAQ: MIGI) (“Mawson”), a digital infrastructure provider, is pleased to report unaudited financial results and highlights for the first quarter ending March 31, 2023.

Q1 2023 Financial and Business Highlights

●	Revenue of $7.67 million

●	Gross profit of $2.99 million

●	Signed an expansion amendment for an additional 20MW at the Midland, PA facility, increasing the total facility to 120 MW of power available in Q2, 2023

●	Commenced construction of the final 70 MW of the 120 MW Midland, PA facility

●	Started construction of the new 120 MW Sharon, PA facility, with 12 MW onsite available for energization in Q2, 2023.

Corporate Developments Subsequent to Quarter End

●	Sold greenfield Texas leases and transformers for $8.5 million in cash and stablecoin.

●	Acquired new 24 MW facility in Corning, OH on long term lease.

●	Commenced energization of final 70 MW for the Midland, PA facility.

●	Raised circa $5 million equity capital in a registered direct offering to advance new site infrastructure, further development, potential acquisitions, miner acquisitions and working capital.

●	Increased self mining machine count from 5,880 in March to 13,500 machines deployed as of May 10

2023 Strategic Focus

●	Expansion of Bitcoin Self-Mining and Hosting Co-location operations to our projected 7.0 Exahash by Q4, 2023 with the potential to power up to 50,000 hosted and self mining machines.[1]

●	Continue the expansion of our Pennsylvania and Ohio region facilities where the company has strategic relationships, favorable energy contracts and expansion opportunities.

●	Continue with our market leading Energy Markets Program, which offers additional high margin revenue, provides financial flexibility and reduces overall costs of production.

●	Expand upon a portfolio of sites in preferred geographies and jurisdictions for long term digital infrastructure capacity.

●	Develop strategic partnerships and relationships with suppliers, customers and communities.

●	Continue to offer quality hosting services to miners in addition to increasing self-mining capacity.

●	Continue to research the market for attractive buying opportunities for the latest generation ASIC hardware

●	Continue the research and development of ASIC hardware to ensure the most efficient and well performed units are deployed at our locations

Aerial view of Midland Expansion Deployment, Pennsylvania

[1]	Based on the continued development of the Midland and Sharon facilities to their maximum capacity. Statements about ASIC miner capacity and Exahash forecasts or goals in this document are not an assurance that Mawson will have that many ASIC miners available to deploy (whether self-mining or hosted units), or that Mawson will be able to achieve that EH goal. Mawson’s ability to deploy units and achieve EH goals will depend on many factors such as Mawson’s future ASIC miner purchases and sales, our ability to attract future hosting customers, and the number of ASIC miners’ customers have to deploy, and the efficient and hash rate of those miners.

James Manning, CEO and Founder of Mawson Infrastructure, said, “ . The first quarter results reflect the transition of our business to the Midland facility. . We are excited as we start turning on the additional capacity in Q2 and securing new facilities to facilitate Mawson’s growth through 2023.

Liam Wilson, COO of Mawson Infrastructure, said, “Mawson has hit the ground running in 2023. Our operational team has been busy deploying units ahead of their scheduled Q2, 2023 turn on dates. We were also very pleased with the outcome from the sale of the Texas leases and transformers, and equally as excited about the new opportunity in Corning, Ohio. This is our first site in Ohio, and we look forward to bringing the initial 24 MW online ASAP. Our 20 MW expansion amendment in Midland, PA is a testament to our existing relationships.”

About Mawson Infrastructure

Mawson Infrastructure Group Inc (NASDAQ: MIGI) is a digital infrastructure provider, with multiple operations throughout the USA. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson matches sustainable energy infrastructure with next-generation Mobile Data Center (MDC) solutions, enabling low-cost Bitcoin production and on-demand deployment of infrastructure assets. With a strong focus on shareholder returns and an aligned board and management, Mawson Infrastructure Group Inc is emerging as a global leader in ESG focused Bitcoin mining and digital infrastructure.

For more information, visit: www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 23, 2023, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on May 11, 2023, November 14, 2022 and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:

Brett Maas
646-536-7331
brett@haydenir.com
www.haydenir.com